UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 26, 2005
XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815

(State of other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

151 East Cliff Road, Suite 10, Burnsville, Minnesota		55337

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 707-5600

(Former name, former address and former fiscal year, if changed since last report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURE
Press Release

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 26, 2005, XATA Corporation, a Minnesota corporation (the “Company”), received a letter from the Nasdaq Listing Qualification Staff, dated August 26, 2005, notifying the Company that it was not in compliance with Marketplace Rule 4310 (c) (2) (B) (the “Rule”). This Rule requires the company to have a minimum $35 million in market value of listed securities, $2.5 million in shareholders’ equity, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq informed the Company that it would be provided 30 calendar days, or until September 26, 2005, to regain compliance with the Rule.
The Company must demonstrate compliance with the rule by September 26, 2005 by either:
•	showing market value of our common stock in excess of $35 million for 10 consecutive business days, or

•	increasing our shareholders’ equity to an amount which exceeds $2.5 million. The amount of excess must be sufficient to allow Nasdaq to conclude that we will be able to remain in compliance with $2.5 million minimum for at least 3-6 months.
If the Company has met one of the criteria above at any time before September 26, 2005, Nasdaq will determine if the Company has regained compliance. If compliance is not demonstrated within the stated period, Nasdaq will provide notice that the Company’s securities will be delisted. The Company may appeal from such notification.
The Company has reached an agreement in principle with various investors to raise additional capital through the sale of a Series C Convertible Preferred Stock which it believes will allow it to achieve and to maintain the $2.5 million minimum equity threshold. However, there can be no assurance that Nasdaq will agree with the Company’s request to continue the listing of the Company’s common stock on the Nasdaq Small Cap Market.

Exhibit No.	Description
99.1	Press release dated September 1, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 1, 2005	XATA CORPORATION
	By:	/s/ Mark E. Ties
Mark E. Ties
(Principal financial officer) and Authorized Signatory

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